Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 24, 2022, relating to the financial statements of Applied Molecular Transport Inc., and the effectiveness of Applied Molecular Transport Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Applied Molecular Transport Inc. for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

March 11, 2022